DeGolyer and MacNaughton
                             One Energy Square
                           Dallas, Texas  75206


                              March 6, 1995



Berry Petroleum Company
28700 Hovey Hills Road
Taft, California  93268


Gentlemen:

     In connection with the Annual Report on Form 10-K of Berry Petroleum Company, hereinafter referred to as the "Company," for the fiscal year ended December 31, 1994, we hereby consent to (i) the use of, and reference to, our report dated February 23, 1995, entitled "Appraisal Report as of December 31, 1994 on Certain Properties owned by Berry Petroleum Company," which pertains to the interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, and Texas; our report dated March 4, 1994, entitled "Appraisal Report as of December 31, 1993 on Certain Properties owned by Berry Petroleum Company," which pertains to the interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, and Texas; and our report dated February 12, 1993, entitled "Appraisal Report as of December 31, 1992 on Certain Properties owned by Berry Petroleum Company," which pertains to the interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada and Texas (hereinafter collectively referred to as the "Reports") under the caption "Oil and Gas Reserves-Reserve Reports" in Items 1 and 2 of such Annual Report, and under the caption"Supplemental Information About Oil and Gas Producing Activities (Unaudited)" in Item 8 of such Annual Report; and (ii) the use of, and reference to, the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such captions; provided, however, that since the reserve estimates set forth in the Reports dated March 4, 1994, and February 12, 1993, have been combined with reserve estimates of other petroleum consultants and the engineering staff of the Company for 1993 and 1992, we are necessarily unable to verify the accuracy of the reserve values contained in the aforementioned Annual Report for 1993 and 1992 and, because the cash flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash flow values in the Annual Report.


                                     Very truly yours,

                                     /s/ DeGoyler and MacNaughton
                                     DeGOLYER and MacNAUGHTON



                                    Exhibit 23.4